Exhibit 10.1
Acquisition Agreement
By and among ChinaCast Education Corporation, Yu Pei Information Technology (Shanghai) Limited and
Beijing Heng Tai Jufu Investment Limited.
(Summary Translation)
This Agreement, dated February 11, 2008, by and among ChinaCast Education Corporation (“ChinaCast”), a Delaware corporation, Yu Pei Information Technology (Shanghai) Limited, the wholly-owned China subsidiary of ChinaCast (“ChinaCast” or “Yu Pei” or “Transferee”), and Beijing Heng Tai Jufu Investment Limited (“Heng Tai” or “Transferor”), a shareholder of 80% of outstanding shares of Hai Lai Education Technology Limited (“Hai Lai”). Pursuant to this Agreement, the Transferee shall acquire the entire shareholdings of Hai Lai currently held by Heng Tai. Hai Lai holds 100% of the Foreign Trade Business College of Chongqing Normal University (“FTBC”) and Hai Yuen Company Limited(“Hai Yuen”), a newly set up service company.
The key terms of the Agreement are as follows:
A.	The acquisition shall include all the rights, undistributed profits and benefits before the transfer of the shares. Each 1% of the shareholding is valued at RMB6 million i.e. total valuation RMB600 million. The acquisition price for 80% is RMB480 million.
B.	50% of acquisition price should be paid within 8 days after signing of the agreement; additional 45% to be paid within 30 days and the remaining 5% on August 8, 2008.
C.	Tax on the sales proceeds shall be the responsibility of the Transferor. Other taxes related to the transfer shall be the responsibility of each party in accordance to the law.
D.	The first trench of payment shall be made after the following conditions are satisfied:
i.	The shareholders of Hai Lai pass a resolution to approve the transfer and individual shareholders waive the right of first refusal to acquire the shares from the selling shareholders. ii. All the required government approval, authorization and registration have been completed or obtained.

iii.	The right to appoint directors in Hai Lai’s By-Laws have been changed to reflect the change in shareholdings

iv.	The completion and publication of 2006 unqualified audited accounts prepared under US GAAP and the unaudited accounts for the nine months from January to September 2007.

v.	As the nine months unaudited accounts of Hai Lai has disclosed a payable to a predecessor selling shareholder of RMB6,192,569.60. The predecessor selling shareholder agrees to transfer 80% of the amount receivable i.e. RMB4,954,055.68 to the Transferee.
E.	The Transferor warrants that
i.	Hai Lai and Hai Yuen are legally set up under Chinese Law and FTBC is set up under Chinese Law and approved by the Ministry of Education. All the appropriate licenses have been obtained and annual review requirements have been met.

ii.	The Transferor warrants that the information provided to the auditors for the accounts prepared under US GAAP are correct and complete and objectively and fairly reflects the true financial positon of the Hai Lai group of companies and further warrants that from the date of review, there has been no significant changes to the financial position of the group,

iii.	Other than the rights of Chongqing Normal University and restrictions under the law, Hai Lai has all the residual rights of FTBC.

iv.	Other than what has been disclosed in the audited and unaudited accounts, there are no undisclosed debts, obligations etc. otherwise the Transferor will be responsible for such debts, obligations etc and compensate Hai Lai accordingly.

v.	Hai Lai has not been in breach of any law in its operation and there is no litigation.

vi.	All trademarks, patents, softwares, copyright, domain names and other intellectual properties are listed and Hai Lai has already taken steps to secure the rights of these properties and to the best of the Transferor’s knowledge, no party is currently infringing on any of these rights.

vii.	Warranties specifically for FTBC:
1.	FTBC is a non-enterprise legal person and is allowed to recruit students for degree courses. The objective of the college is for profit private school and the college has already obtained all government approval etc.

2.	FTBC meets the requirement for organization, education management, professional setup, curricular arrangement, maintenance of student staff ratio and course material. The college and has never been penalized by the authorities for failing to meet such requirements.

3.	FTBC has never received sponsorship to accept students who do not meet the entry requirements

4.	FTBC has passed all annual reviews by the authorities and has not received any notice of required improvements from these authorities.
F.	Under the agreement, ChinaCast shall appoint two out of the three directors in Hai Lai’s board as well as the General Manager. Other management positions shall remain unchanged.
G.	The Transferor and its related parties shall not engage themselves in competing business to FTBC.
H.	If ChinaCast is unable to pay according to the payment schedule, the penalty shall be based on a daily rate of 0.0003% unless the required transfer of licenses and government registration cannot be completed before the payments are due.
I.	All information related to the acquisition are to be kept confidential and any information related to FTBC are not to be disclosed to third parties for a period of 10 years.